EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Media Relations:	Investor Relations:
Rick Swagler, (205) 801-0105	List Underwood, (205) 801-0265

Regions Reports Second Quarter 2007 Earnings

BIRMINGHAM, Ala., July 17, 2007 – Regions Financial Corporation (NYSE:RF) today reported earnings for the quarter ending June 30, 2007, including these highlights:

•	Earnings from continuing operations of 63 cents per diluted share

•	Excluding 6 cents of merger charges, earnings from continuing operations of 69 cents per diluted share (see reconciliation in “Earnings Highlights” table below)

•	Achieving merger cost saves faster than expected

•	Successful conversion of more than 600 branches

•	Morgan Keegan achieves record earnings of $50.1 million

•	Credit costs remain low with net charge-offs of an annualized 0.23 percent of average loans

Earnings Highlights (in millions except per share data)	Three months ended:
	June 30, 2007		March 31, 2007		June 30, 2006
	Amount	Dil. EPS	Amount	Dil. EPS	Amount	Dil. EPS
Earnings
Net interest income (FTE) – continuing operations	$1,112.0		$1,175.5		$777.6
Non-interest income – continuing operations	696.8		696.9		470.4
Non-interest expense – continuing operations	1,057.7		1,109.0		695.5
Income from continuing operations	453.7	$0.63	474.1	$0.65	343.5	$0.75
(Loss) Income from discontinued operations, net of tax	(0.4)	0.00	(141.1)	(0.19)	1.8	0.00
Net income	453.3	0.63	333.0	$0.45	345.3	$0.75
Income from continuing operations (GAAP)	$453.7	$0.63	$474.1	$0.65	$343.5	$0.75
Merger-related charges, net of tax*	37.2	0.06	30.4	0.04	0.0	0.00
Income, excluding merger-related charges and discontinued operations (Non-GAAP)*	$490.9	$0.69	$504.5	$0.69	$343.5	$0.75
Key ratios
Net interest margin (FTE)	3.82%		3.99%		4.24%
Return on average assets**	1.32%		0.95%		1.61%
Return on average tangible equity**	22.89%		16.29%		25.73%
Asset quality
Reserves for credit losses as % of net loans	1.19%		1.18%		1.32%
Net charge-offs as % of average net loans**	0.23%		0.20%		0.21%
Non-performing assets as % of loans and other real estate	0.62%		0.45%		0.54%

*	See “Use of non-GAAP financial measures” at the end of this release

**	Annualized

Important Note: In accordance with purchase accounting rules, financial information prior to the November 4, 2006 merger with AmSouth has not been restated to reflect the merger.

Regions Financial Corporation
Post Office Box 11007 Birmingham, Alabama 35288

Achieving solid earnings and ahead-of-plan cost saves; successfully converted Alabama and Florida branches

“This quarter’s results demonstrate our ability to deliver solid earnings in a difficult banking environment while, at the same time, successfully executing our merger integration plan,” said Dowd Ritter, president and chief executive officer. “We are capturing merger cost saves faster than we projected and have now achieved a significant integration milestone with the successful conversion of more than 600 Alabama and Florida branches and nearly three million deposit accounts.”

During the second quarter, Regions completed testing and training for the systems conversion of its branches in Florida and Alabama. Meticulous planning and testing, along with extensive training and a constant focus on eliminating or reducing customer impacts, resulted in a very successful conversion on July 13, 2007. This was the largest of the planned conversion events and bodes well for upcoming conversions’ success.

Cost savings resulting from the AmSouth merger are being realized at a faster pace than originally projected. The Company achieved $84 million in cost savings during the quarter, bringing the total for first half 2007 to $135 million and putting the Company ahead of schedule to reach the estimated $150 million in pre-tax net cost saves for the full year. In addition, merger expenses have been lower than expected to date and will likely be less than the $700 million initial forecast.

Second quarter EPS steady with prior quarter, excluding merger-related charges and discontinued operations

Regions’ second quarter 2007 income from continuing operations was $453.7 million, or 63 cents per diluted share, which included $37.2 million in after-tax merger-related expenses (6 cents per diluted share). Excluding the impact of merger-related expenses, earnings per diluted share from continuing operations were 69 cents, equal to the first quarter of 2007, despite the lack of income from the first quarter divestiture of 52 branches. Those branches had contributed approximately $20 million to pre-tax earnings, or 2 cents per diluted share, in the first quarter.

In the second quarter, the absence of divested branches’ earnings per share contribution was neutralized by good expense control, including strong merger-related cost saves; fee gains, especially Morgan Keegan and service charges; and aggressive share repurchases.

Increases in fee-based revenue streams offset weaker net interest income

Taxable equivalent net interest income was a healthy $1.1 billion but declined slightly from the first quarter, affected by a reduced level of earning assets as well as margin compression. Linked-quarter, Regions’ net interest margin declined 17 basis points to 3.82 percent resulting largely from narrowing spreads and the impact of the first quarter’s branch divestitures, which included the sale of $2.7 billion in lower-cost deposits and $1.6 billion in loans. Capital management efforts, including an increased level of share repurchase activity and the issuance of long-term debt, further pressured the second quarter margin.

Low-cost deposits excluding divestitures grew an annualized 3.8 percent on an average basis versus the first quarter, benefiting from targeted deposit gathering campaigns that are a part of Regions’ active balance sheet management strategy. Concurrently, higher-cost certificates of deposit, upon maturity, are not being replaced. This decision should positively shift the Company’s funding mix over time.

Commercial loans grew an annualized 8.8 percent on a linked-quarter average basis. However, the gain was offset by a reduction in commercial real estate loans, reflecting weak demand and adherence to strong underwriting standards. Consumer lending was essentially flat, with strong production in home equity lending offset by equally high pay-downs.

Non-interest revenue, excluding securities transactions, was $729.6 million in the second quarter, driven by growth in deposit service charges, including interchange income, and brokerage income. Morgan Keegan, Regions’ broker-dealer operation, produced record quarterly profits of $50.1 million on revenue of $328.8 million. Strong fixed income and equity capital markets activity coupled with an increase in brokerage fees were key drivers.

Regions Mortgage’s revenues improved by $3.8 million compared with the prior quarter despite the continuing operating challenges the entire mortgage industry faces.

Also, in an effort to manage interest rate sensitivity, approximately $1 billion of investment securities were sold at a loss of $32.8 million. A majority of the proceeds have been re-invested in higher yielding securities without extending duration.

Operating expenses decline for the quarter

Non-interest expenses, excluding merger costs and discontinued operations, declined $62.2 million first-to-second quarter to $997.8 million, benefiting from accelerated realization of merger cost savings. Additionally, second quarter expenses were reduced by a $38.0 million mortgage servicing rights recapture, largely due to changes in long-term interest rates.

Credit quality remains strong, non-performing loans begin to normalize

Net loan charge-offs increased to $53.9 million, or an annualized 0.23 percent of average net loans in the second quarter of 2007 compared to $46.0 million or an annualized 0.20 percent of average loans in the prior quarter.

The second quarter’s loan loss provision totaled $60.0 million. The total reserve for credit losses was 1.19 percent of net loans at June 30, 2007, up one basis point from the previous quarter. Total non-performing assets at June 30, 2007, were $585.0 million, or 0.62 percent of loans and other real estate, compared to $422.5 million, or 0.45 percent at March 31, 2007. The increase in non-performing assets was driven partly by weaker demand for certain types of commercial real estate projects and also by the implementation of one set of more prescriptive credit policies, including extensive credit file reviews, for the combined company.

Share buybacks continue

During the second quarter, Regions repurchased 19.7 million of its common shares, including an accelerated share buyback of 14.2 million shares. This leaves 34 million shares remaining under current repurchase authorizations.

At June 30, 2007, Regions’ capital position, as measured by the tangible stockholders’ equity-to-tangible assets ratio, was 6.09 percent. This compared to 6.52 percent at March 31, 2007.

For supplemental financial information about the second quarter results, please refer to the Form 8-K filed by Regions with the Securities and Exchange Commission on July 17, 2007, or visit the Investor Relations page at www.regions.com.

About Regions

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With nearly $140 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,900 AmSouth and Regions banking offices and nearly 2,600 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward looking statements

This press release may include forward-looking statements about Regions Financial Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. Such statements involve inherent risks and uncertainties. Regions cautions that actual results and events could differ materially from expectations expressed in forward-looking statements as a result of factors such as possible changes in economic and business conditions and interest rates; Regions’ ability to integrate the recent combination with AmSouth Bancorporation and to retain and attract customers; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as hurricanes; possible changes in laws and regulations and governmental monetary and fiscal policies; the cost and other effects of legal and administrative cases and similar contingencies; possible changes in the credit worthiness of customers and the possible impairment of collectibility of loans; increased competition from both banks and non-banks; and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, please look under the caption “Forward Looking Statements” in Regions’ Annual Report on Form 10-K for the year ended December 31, 2006, and in subsequently-filed Forms 10-Q, as on file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Regions assumes no obligation to update or revise any forward-looking statements that are made from time to time.

Use of non-GAAP financial measures

Page one of this earnings release presents a computation of earnings and earnings per diluted share excluding discontinued operations and merger charges (non-GAAP). Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Merger charges are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes the exclusion of merger charges in expressing earnings and certain other financial measures provides a meaningful basis for period-to-period comparisons. See page 17 of the supplement to this earnings release for additional computations of earnings and certain other financial measures excluding discontinued operations and merger charges and corresponding reconciliation to GAAP financial measures for the periods presented.